EXHIBIT 99.1

October 14, 2010	FOR IMMEDIATE RELEASE

Media Contact: Tania Kelley
Hennessy Advisors, Inc.
7250 Redwood Blvd., Suite 200, Novato, CA 94945
Phone: 800-966-4354, 415-899-1555

HENNESSY ADVISORS, INC.
DECLARES SEVENTH CONSECUTIVE DIVIDEND

Novato, CA - Hennessy Advisors, Inc. (OTCBB:HNNA )  The Board of Directors of Hennessy Advisors, Inc. today declared a cash dividend of $0.09 per share. This marks the company’s seventh consecutive annual cash dividend. This annual dividend is normally paid to shareholders in March each year, but due to the uncertainty of the treatment of dividends for tax purposes, management and the board of directors decided to take no chances for their shareholders and pay the 2009-10 annual dividend right away. The dividend will be paid on November 18, 2010 to shareholders of record as of October 27, 2010.

“In light of the possibility that the dividend rate, currently taxed at 15%, will increase, we decided to pay our annual dividend a few months early. We did not want to risk a potential increase in taxes for our shareholders.  We are very pleased to once again reward our shareholders with our annual cash dividend,” said Neil Hennessy, President and Chief Executive Officer of Hennessy Advisors, Inc. “We believe this dividend, in conjunction with our current repurchase program, demonstrates the fundamental financial strength of Hennessy Advisors, as well as our longstanding commitment to our shareholders. We would like to thank our shareholders for their continued support as we work diligently to attain our long-term business goals,” he added.

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to a consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.